Exhibit 99.1

TMX Finance 2011 Second Quarter Results Conference Call

August 23, 2011 at 1:00 P.M. Eastern Time

Earnings Call Transcript

Operator:  Good day, ladies and gentlemen, and welcome to the TMX Finance 2011 Second Quarter Earnings Conference Call. Just a reminder, that today's program is being recorded. At this time, I would like to turn the conference over to Don Thomas, Chief Financial Officer. Please go ahead sir.

Don Thomas:  Hello, everyone. Thank you for participating in this conference call. Today you will hear remarks from our President, John Robinson, and myself, and then we will answer questions.

Let me quickly remind you that the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors discussed in the Company’s prospectus dated April 25, 2011 related to our notes exchange offer which is set forth in our Registration Statement on Form S-4 filed with the SEC on April 19, 2011.

With that, I’ll turn the call over to our President, John Robinson.

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John Robinson:  Thank you, Don, and welcome to TMX Finance’s second quarter conference call. The second quarter of 2011 was another outstanding quarter as we continue to make excellent progress executing our growth plan. Revenue for the quarter was $113.7 million, up 26% over the second quarter of 2010. Revenue for the first six months of 2011 was $224.9 million, up 27% over the same period in 2010. During the quarter, we continued to experience strong customer demand for our services, resulting in impressive same-store originations comparisons. On a same-store basis, originations were up 23.3% for the quarter. We believe the strong customer demand continues to be driven by a combination of factors, including a significant contraction in credit-based products for lower credit score customers from traditional credit-based lenders.

In addition to impressive same-store revenue increases, we opened or acquired 86 new stores during the second quarter. The majority of these new stores were opened in new markets including Texas, Nevada, Virginia and Arizona. In May 2011, we acquired 18 stores from Cashback Title Loans, a competitor in the Las Vegas, Nevada market, for an aggregate purchase price of $6.8 million. The acquisition was very strategic for us because through the acquisition we were able to purchase a solid book of business as well as 18 locations that we otherwise may not have been able to open due to tight zoning covenants in the very attractive Las Vegas market. Year-to-date through June 30 we have opened or acquired 99 new stores. Revenue from stores open less than 13 months contributed approximately $2.4 million to revenue in the second quarter of 2011. We expect the amount of revenue contributed from new stores will continue to increase in 2011 as recently opened stores ramp up and we continue to open additional new stores.

Charge-offs for the quarter as a percentage of average receivables outstanding were flat compared to the same quarter last year. Net charge-offs as a percentage of average receivables outstanding were at 3.5% in both Q2 2011 and Q2 2010.

Earnings before interest, depreciation and amortization (“EBIDA”) was $24.1 million for the quarter, representing a decrease of $4.4 million from the second quarter of 2010. For the six months ended June 30, 2011, EBIDA was $66.4 million, an increase of $5.8 million over the same period in 2010. Due in part to the addition of the new stores as we implement our growth strategy, we expect our fee and interest income and title loans receivable to continue to increase and our EBIDA margin to decrease when compared to the same periods in the prior year. In the second quarter of 2011, new stores decreased EBIDA by about $3 million when compared to the same quarter of 2010, and the year-to-date decrease in EBIDA from new stores is about $6 million compared to year-to-date 2010. We expect this pressure on

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EBIDA margin to continue through the first quarter of 2012 when profit from new stores will begin to offset some of the costs. Second quarter EBIDA also decreased $6.6 million due to a change in the estimation process for our allowance. Don will cover more about this in his comments. The same, but offsetting, impact occurred in the first quarter, so there is no year-to-date impact of the change in estimation process. Without the change in the estimation process for the allowance, second quarter EBIDA would have increased by $2.2 million over the second quarter of 2010. EBIDA is a non-GAAP financial measure. A reconciliation of EBIDA to GAAP net income is available on the Investors page of our website, www.titlemax.biz/Investors.

Overall, once again we are very pleased with the performance of the Company in the second quarter. Now, I would like to give a quick legislative update on our industry.

This state legislative season was relatively quiet in all of the states in which TMX has a significant market and political presence. All of our state legislatures adjourned by the second week in June with no negative action having been taken on our issue in any of our operating states. In fact, the industry gained victories in Virginia, where a bill passed to codify lenders’ ability to issue title loans to non-residents, Texas, where legislation was passed to establish a framework for reasonable regulation of the industry and codify certain loan disclosure and transparency requirements, and Wisconsin, where a prohibition against the industry passed last year was reversed, re-opening that market to title lenders.

Since the passage of the legislation in Texas, two Texas City Councils have bucked the intent of the state legislature by passing ordinances that could impact our ability to do business in those municipalities. Recently, the Dallas and Austin City Councils passed identical ordinances that would restrict extensions of consumer credit by title and payday lenders within the city limits.

The industry is currently pursuing legal action against the City of Dallas and the City of Austin by challenging the legality of the ordinances in court and appealing to the Texas Office of the Consumer Credit Commissioner to intervene. Given the recency of these new ordinances, we don’t have much more to report on the status of the case, but we will keep you up-to-speed as the lawsuit progresses. We currently have 30 stores in the City of Dallas and no stores in the City of Austin.

Since the end of this year’s legislative sessions, a legislative issue has also developed in Missouri that we will be actively involved in over the next year or so. An opposition group called Missourians for

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Responsible Lending has filed language with the Secretary of State to begin gathering signatures to put a 36 percent APR cap on title, payday, and installment loan transactions on the 2012 general election ballot. A coalition of lenders has formed to fight the effort and prevent the opposition group from getting their question on the 2012 ballot. Currently, the industry is challenging the legality of the question that has been proposed. We currently have 67 stores in Missouri and we will keep you up-to-speed on the issue as it progresses.

At the federal level, the Consumer Financial Protection Bureau (CFPB) became an official federal agency in July, one year after the passage of the 2010 Dodd-Frank Financial Reform Bill. Soon after, President Obama nominated former Ohio Attorney General Richard Cordray as permanent director of the Bureau. Mr. Cordray faces substantial opposition in the Senate, where Republicans have vowed to block his confirmation until fundamental changes to the CFPB’s funding and leadership structures are made. There is still a great deal of uncertainty on the scope of the Bureau’s ability to promulgate regulations without a permanent director at the helm.

At this time, I’ll turn the call back over to Don Thomas, our CFO, to review our financial results for the quarter.

Don Thomas:  Thanks, John. First, I’ll start with a quick reminder that our results are seasonal, and due to the seasonality of our business, second quarter results are typically the lowest quarterly results for the year. In addition, with a change in 2011 in our process to estimate the allowance for loan losses, our 2011 results have fluctuated more than in prior years. I’ll take a moment to clarify this change in estimation process. In 2010, the process for estimating our allowance for loan losses created an allowance that was more than 16% of our outstanding loans receivable at the end of the first quarter, but then fell to around 14 to 14.5% for the other three quarters. In 2011, we modified the estimation process to better handle the seasonality of our business, and it produced a 14.3% allowance for loan losses for the first quarter, which is more in line with what we expect throughout the year. We made the change as an improvement in our estimation process and will continue to use it in all future periods.

Next, I’ll cover the results for the three and six month periods ended June 30, 2011. Second quarter net income of $10.9 million decreased $11.1 million from the comparable 2010 quarter. Net income for the first six months of 2011 was $40.8 million, which was $8.1 million lower than the comparable 2010 period. The increase in revenue in the first six months of 2011 was outpaced during both the three and six month periods by increases in interest expense and growth-related costs including salaries and wages,

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occupancy, advertising and other operating expenses. As John noted in his earlier comments, the $6 million year-to-date impact of new stores has lowered net income and EBIDA margin. We believe the Company’s net income and EBIDA margin will continue to be impacted by these increases in costs until early 2012 when we expect profit from new stores to begin to offset some of the costs.

As to revenues, John mentioned it earlier, revenues have increased as customers continue to turn to title lending because of a contraction of credit from other sources. The increase in revenues continues to result primarily from increases in same-store revenues, which includes stores open or acquired 13 months or longer. Same-store revenues increased 25% for the quarter and 26% year-to-date. For the quarter, revenues increased in all states in which we operate with increases ranging from 19 to 62% (excluding new markets). New stores contributed approximately $2.4 million to revenue.

Next, I’ll cover the provision for loan losses. The provision for loan losses increased $10.5 million in the quarter to $21.5 million from the 2010 comparable quarter. The change in estimation method for the allowance for loan losses created $6.6 million of the increase for the quarter, but does not impact the year-to-date results because of an equal, offsetting decrease in the first quarter and it will not impact the full year results. For the first six months of 2011, the provision for loan losses increased $6.7 million to $27.4 million as compared to the same period in 2010. The provision normally increases as title loans receivable increase, and the increase in the provision for the first six months of 2011 is consistent with our increase in title loans receivable. As a percentage of title loans receivable, the allowance for loan losses was 14.3% and 14.4% as of June 30, 2011 and December 31, 2010, respectively. Net charge-offs as a percentage of originations decreased to 8.0% in the 2011 quarter compared with 8.3% in the 2010 quarter.

Total expenses increased approximately $24 million in the second quarter of 2011 as compared to the same quarter in 2010. For the first six months of 2011, total expenses increased $49 million as compared to the same period in 2010. These increases were primarily a result of growth-related spending partially offset by a decline in reorganization-related costs.

Salaries and related expenses increased by $9.3 million quarter over quarter and $18.5 million six months over six months as a result of the addition of operational personnel necessary to service the higher quantity of loans and new stores as well as higher corporate headcount, primarily in the areas of information technology, recruiting, and the real estate and construction functions. In addition, our

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incentive-based compensation expense increased due to higher profitability at the store, district and regional levels.

Occupancy costs increased $3.3 million quarter over quarter and $6.2 million six months over six months as a result of an increase in rent, utilities and maintenance costs associated with opening new stores as well as expanding corporate office space.

Depreciation and amortization increased $1.2 million quarter over quarter and $1.8 million six months over six months, which was attributable to remodeling and relocating stores, fitting out new stores and expanding corporate office space. Also contributing to the increase was TitleMax Aviation’s acquisition of an aircraft back in the fourth quarter of 2010. We expect depreciation and amortization to continue to increase going forward as more stores open and as we complete the programming of new software for use in new and existing stores. Capital spending for software is estimated at $4-$7 million over the remainder of 2011 as we continue to upgrade our existing system and provide new software for expansion states.

Advertising expense increased $2.1 million quarter over quarter and $3.9 million six months over six months. The increase in advertising expense was primarily due to television advertising costs in 2011 related to our “short on cash” marketing campaign.

Other operating expenses increased $3.8 million quarter over quarter and $9.3 million six months over six months, primarily due to growth-related expenses.

And touching on interest expense, Interest expense increased $5.5 million quarter over quarter and $12.1 million six months over six months due to the higher average debt balance outstanding related to the $250 million of bonds issued late in the second quarter of 2010. Interest costs will go up in future quarters due to the July 2011 issuance of an additional $60 million principal amount of our senior notes resulting in gross proceeds of $64.2 million. These notes were issued with terms substantially identical to the terms of our currently outstanding senior notes.

Reorganization items decreased $1.1 million quarter over quarter and $3.0 million six months over six months. On June 16, 2011, the final Chapter 11 decree closing the bankruptcy case was signed and filed with the court.

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And in summary, while net income has been impacted by our growth initiatives, we continue to increase EBIDA and we have made significant progress implementing our growth plans during the quarter.

That concludes my remarks on the financials. Now I will turn the call back over to John.

John Robinson:  Thanks, Don. Now I’ll take a couple of minutes to update you on our growth plans for the remainder of 2011. As we mentioned on the last earnings call, we opened 13 stores in the first quarter of 2011. We opened 86 stores in the second quarter including stores acquired from competitors, and we have opened or acquired 129 stores in 2011 through today. We have built a pipeline of new stores that we will continue to open over the rest of 2011 and believe we are on track to open a minimum of 175 new stores in 2011. The stores in our pipeline are in Texas, Virginia, Nevada and Arizona, which are relatively new markets for us, as well as some of our more established markets – particularly Illinois – where we still have a low density of stores in some key markets.

In July 2011, we completed a $1.6 million acquisition of 8 stores in Missouri and 6 stores in Nevada. The acquisition was primarily for store locations in metropolitan markets where zoning restrictions would have otherwise prevented us from opening stores. We are continuing to evaluate other potential acquisitions in markets with attractive customer demographics and difficult zoning restrictions. We will continue to monitor store growth in conjunction with our loan demand in our existing stores to make sure we have plenty of capital to fund capital expenditures and receivables growth.

I’d like to comment briefly on our progress with our 2nd lien product in Georgia in the second quarter of 2011. During the quarter, we opened 2 standalone 2nd lien stores and introduced the 2nd lien product into 9 new stores, taking our total up to 124 stores in Georgia at June 30, 2011. 2nd lien receivables totaled $8.9 million at the end of the second quarter, an increase of approximately $5.7 million compared to the comparable quarter of 2010. As we have discussed, we cannot offer the 2nd lien product in Georgia without an Industrial Loan license, therefore, our growth of the product in Georgia depends largely on our ability to get these licenses from the State or acquire existing operators.

This is the end of our prepared remarks. At this time, I’d like to open up the call for any questions.

Operator:  Thank you. And ladies and gentleman, if you have a question today, please press Star 1 on your touch-tone telephone. If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is Star 1 if you have a question today.

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We’ll take the first question from Max Strasburg, Farallon Capital Management.

Max Strasburg:  Hi, thanks for taking my question. What’s the impact of the Dallas City Council measure to you?

John Robinson:  That’s a good question. We have 30 stores in that market. They’re all relatively new, so from a receivable perspective we don’t have a lot of big numbers there, but it’s certainly something that we’d rather not have happen. Having said that, we do have stores surrounding Dallas in markets just outside of city limits, so from that perspective, we probably could capture a lot of those customers through those outlying stores, but it’s an attractive market for us that we were hoping to do some serious volumes in. So, it’s disappointing that they would pass this ordinance. We think we have a real strong case to challenge it, and we think we have alternatives that we could make work even with those existing 30 stores. So, it’s early days – I’m sticking it out – but I don’t think its right to assume that those 30 stores just wouldn’t operate there. I think we could figure out a way to make those 30 stores essentially work, but it certainly hampers our business model when rules are put in place – the type of restrictions that they’re attempting to put in place. This is going to play out – the effective date according to their ordinance is January 1. There’s no legal process – it just started – so over the next quarter or two there’ll be a lot more information for us to share with you on how that’s proceeding – if it’ll take effect January 1 or not. I don’t have a lot of details at this time but I did want to make you guys aware of it.

Max Strasburg:  Do your leases in Dallas include the ability to terminate without penalty if there’s a regulatory change?

John Robinson:  Yes, all of our leases have those provisions in them. So from that perspective, we don’t have any exposure – much exposure – at all. You know, for us it’s more of just the attractiveness of that market from a demographic standpoint – that it would be disappointing for us not to be able to tap into – but having said that, I still think there’s some ways we can still execute well in that by operating stores outside of the city, and even essentially through our internet model that we’re working on.

Max Strasburg:  Right. What are the receivables attached to those 30 stores today?

John Robinson:  I don’t have that number in front of me, but it’s less than $5 million.

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Don Thomas:  Probably less than that.

John Robinson:  Probably less than $3 million.

Don Thomas:  Yes.

Max Strasburg:  Okay. And the Georgia licenses you have to get. Can you walk through that in a little bit more detail?

John Robinson:  Sure. In Georgia, on our second lien product, we operate under the Georgia Industrial Loan Act. And the Georgia Industrial Loan Act is actually regulated by the Georgia Department of Insurance and the Insurance Commissioner specifically. You can’t just open a store anywhere you want and get a license. You have to effectively apply for a license and the Insurance Commissioner and his department have to run through a series of tests to determine if there’s even a need for a loan office in that market. If they determine there is a need – and it's based on population and the number of stores already in the market – so if they determine there is a need, then they may let you have a store, and then you've got to go through a series of background checks and that sort of thing to pass. We've obviously been through the second portion, but the need portion is where there's a little more subjectivity from their perspective. They just don't grant a lot of licenses. Over time, they historically have not. We've done a good job, I think, of telling our story in terms of how EquityAuto Loan is a different model then the other operators there. But, we just have to keep working at that and hopefully we'll be issued more licenses, and we'll probably have to acquire more licenses as we go forward.

Max Strasburg:  Thanks. Are any of your other municipalities looking at similar zoning restrictions that Dallas just passed?

John Robinson:  I don't know of any other that specifically – no discussions. There was some discussion when Austin passed their ordinances that there were some other cities looking at it, and I don't know if that's true or not. You know, we're going to be diligent and get out there and educate city councils on why its – our product – is good for consumers and consumer-friendly, and how these restrictions will hurt not only us, but the consumer, and hopefully can head that off. We're not going to assume that this discussion isn't going on in other places, but I don't know of any specific municipalities at this time that are doing that.

Max Strasburg:  Thanks a lot.

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Operator:  And at this time, there is no one in the queue, but once again, ladies and gentlemen, its Star 1 if you have a question, and we’ll pause for just a moment to give everyone a chance to signal.

We have another question. It’s from Ken Bann, Jefferies.

Evry Amazoni:  Hi, this is Evry Amazoni calling for Ken Bann – just a few quick questions. Back on to Texas quickly – the growth specifically in that state now with what's going on in Austin and Dallas – can you anticipate kind of growing outside of those markets and kind of postponing any specific growth in those two markets until basically the legislation is dealt with?

John Robinson:  We're focusing in other markets, so there are a lot of markets in Texas, obviously, besides those two, and when you talk about the city of Dallas, there's a lot of cities outside the city of Dallas which capture that broader DMA. So, there's a lot of opportunities still in this – what I would call the Dallas market – just outside the city of Dallas, but yes, we're going to stay away primarily from the market – those two markets – while we determine, you know, what's going to happen with this ordinance, which should be resolved hopefully in the next four or five months if not sooner.

Evry Amazoni:  Okay, and then are your new stores – I guess primarily in the four states that you mentioned. Are those launching up as quickly as you're expecting, and is the run rate – basically for the new store ramp-up – still running around nine months?

John Robinson:  We've looked at our ramp. We keep looking at that. We've opened about 143 stores in the last 12 months, and if you look at that group of stores, there's a handful – three or so – that have not lived up to our expectations, but they're still young stores, so there’s still potential that they're going to catch up quickly, and there's a lot of stores that have well out-performed what we had expected, so on the whole, we're pretty – really – pleased with the performance of these new stores, and we’ll keep working on these couple that haven't performed as well. In terms of the ramp, we're on track with a 9 to 12 month ramp in terms of – I assume that you're talking about breakeven store level profitability, and I think we're definitely on track with that.

Evry Amazoni:  And just regarding the markets that are out-performing – are they in any specific geography or is that basically kind of scattered throughout your market?

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John Robinson:  It’s widespread, I mean I don't think there's – I don't have any. Texas is doing real well, but we're doing well in Las Vegas; we're doing well in Virginia. In all of our new markets we're real pleased, and there's no rhyme or reason to the three that aren't performing.

Evry Amazoni:  And then just lastly, I know a lot of your growth has been from new stores but do you plan with the rest of store growth to focus more on acquisitions or still kind of make more of a mix getting into these new markets?

John Robinson:  You know the growth strategy of the company has really primarily always been organic growth, and it will continue to be organic growth. Having said that, most of the acquisitions – all of the acquisitions we've made in the past and even this year – are in markets where zoning restrictions are tight and it's really hard to get into spots where we want to be. In those cases, we'll go in and acquire competitors for their receivables but primarily for the ability to operate in that location. So, we'll continue to do that. You'll see that mostly in metro markets. So, I would say it's going to continue to be a combination. I think the lion's share is still going to be organic stores – new stores that we open from scratch – but there'll still be some acquisitions in there as we go. I think it's a mix. We'll probably be – kind of like it was in the first six months of this year if I had to guess.

Evry Amazoni:  Okay, and then I guess just a follow up to that one: Now is most of the growth primarily going to be in Texas, Arizona, Nevada or are you planning to open up any new states?

John Robinson:  Any new states other than those?

Evry Amazoni:  Yes, other than those four.

John Robinson:  In 2011, I don't know that we're going to enter any new states beyond those that we're in now because we just have so much opportunity in those. And, you know, in Arizona we're brand new to Arizona. We're basically brand new to Nevada and Texas, and you look at a market like Illinois – we have a tremendous amount of opportunity there. So I think you're going to see the focus in those markets plus Virginia over the next 18 months. We'll start going into markets like California that are very attractive that we've not yet entered, but I imagine we'll try to get into in 2012 – Wisconsin, New Mexico – markets like that But, right now we've got a lot to chew on with these new markets we've opened up. The hardest part about growing into new markets is getting – we do a lot of work on the front end on the legal side and the technology side and on the training side from an operations perspective in new states,

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so it takes a little time to get into a new state. It's a lot easier once you're in a state to add stores within that footprint. It's a little more work to get into a full new state. We've got a lot of new states on our plates right now and we'll probably focus on those for the next 12 to 18 months.

Evry Amazoni:  Okay. Great. Thanks a lot for your time.

John Robinson:  Sure.

Operator:  And a final reminder to the phone audience, it is Star 1 if you have a question. We'll pause for just a moment. Well, gentlemen, there appear to be no further questions today.

John Robinson:  Thank you very much for participating in the call. Talk to you next quarter.

Operator:  And ladies and gentlemen, again, that does conclude today's conference. We would like to thank you all for your participation.

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